Exhibit 5.14

October 31, 2006

National MENTOR Holdings, Inc.

313 Congress Street, 6th Floor

Boston MA 02210

South Carolina Mentor, Inc.

c/o National MENTOR Holdings, Inc.

313 Congress Street, 6th Floor

Boston MA 02210

National Mentor Holdings, Inc.

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to South Carolina Mentor, Inc. (the “South Carolina Guarantor”), a corporation organized and existing under the laws of the State of South Carolina (the “State”), in connection with the issuance of a guarantee (the “South Carolina Guarantee”) by the South Carolina Guarantor with respect to the issuance of $180,000,000 in aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) by National MENTOR Holdings, Inc. (the “Company”), a Delaware corporation.

The Exchange Securities will be issued  in connection with an exchange offer (for $180,000,000 in aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014) to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed by the Company, the South Carolina Guarantor and the Company subsidiaries listed on Schedule I hereto (the “non-South Carolina Guarantors” and, together with the South Carolina Guarantor, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) on or about October 31, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Securities will be guaranteed by the South Carolina Guarantee, along with the guarantees to be issued by the non-South Carolina Guarantors (the “Other Guarantees” and, together with the South Carolina Guarantee, the “Guarantees”). The Exchange Securities and the Guarantees are to be issued pursuant to an indenture, dated as of June 29, 2006 (as may be amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee.

For purposes of rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have reviewed the following documents related to the incorporation and standing of the South Carolina Guarantor:

(i)            October 25, 2004 Certified Copy of Articles of Incorporation, originally filed on August 10, 1984 (the “Articles”);

(ii)           Bylaws dated September 12, 1984 (the “Bylaws” and, together with the Articles, the “Organizational Documents”);

(iii)          Certificate of Existence dated October 27, 2006 (the “Certificate of Existence”),  a copy of which is attached hereto as Exhibit A; and

(iv)          Written Consent in lieu of a Special Meeting of the Board of Directors (the “Board”) dated June 29, 2006 (the “Consent”), a copy of which is attached hereto as Exhibit B.

We also have made such investigation of the laws of the State as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the South Carolina Guarantor, the due authorization, execution and delivery of all documents by the parties thereto other than the South Carolina Guarantor, and that the execution, delivery and performance by the Company and the Guarantors of the Indenture, the Exchange Securities and the Guarantees do not and will not violate the law of New York or any other applicable laws (excepting, with respect to the South Carolina Guarantor, the laws of the State). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the South Carolina Guarantor and others.

We also have assumed, with your express permission and without independent verification or investigation, each of the following:

(a)           The members of the Board are duly elected and the Consent has properly designated an “Authorized Officer” of the Board to act on behalf of the South Carolina Guarantor in connection with the Registration Statement and Indenture;

(b)           The South Carolina Guarantor’s Organizational Documents and Consent have not been revised since the date of their filing or adoption; and

(c)           All factual matters contained in the Registration Statement and Indenture, including the warranties and representations set forth therein, are true and correct in all material respects or are not inconsistent with the factual assumptions set forth herein.

Except as specified herein and with respect to all opinions qualified as “to the best of our knowledge” we have not made any independent inquiry or investigation, nor, except with respect to the Registration Statement, the Indenture and the South Carolina Guarantor’s Organizational Documents, have we reviewed any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon the Guarantor, or which may affect the Registration Statement or the Indenture. The phrase “to the best of our knowledge” means the conscious awareness by lawyers in the primary lawyer group of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies (v) any law except the laws of the State, and (vi) the “Blue Sky” laws and regulations of the State.

1.             Based solely on the Certificate of Existence, the South Carolina Guarantor is a corporation validly existing and in good standing under the laws of the State.

2.             The South Carolina Guarantor has the corporate power and authority to enter into, and perform its obligations under, the Indenture and, based solely upon our review of the Consent, the Indenture has been duly authorized, executed and delivered by the South Carolina Guarantor. The Indenture is a valid and binding obligation of the South Carolina Guarantor and is enforceable against the South Carolina Guarantor in accordance with its terms.

3.             When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing $180,000,000 in aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 , the South Carolina Guarantee will be a valid and binding obligation of the South Carolina Guarantor, enforceable against the South Carolina Guarantor in accordance with its terms.

4.             The execution and delivery of the Indenture by the South Carolina Guarantor and the performance by the South Carolina Guarantor of its obligations thereunder (including with respect to the South Carolina Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the Organizational Documents of the South Carolina Guarantor or (ii) to the best of our knowledge, any statute or governmental rule or regulation of the State or any political subdivision thereof.

5.             No consent, waiver, approval, authorization or order of any State court or governmental authority of the State or, to the best of our knowledge, any political subdivision thereof is required for the issuance by the South Carolina Guarantor of the South Carolina Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State be changed by legislative action, judicial decision or otherwise.

We are admitted to practice in the State and we express no opinion as to matters under or involving the laws of any jurisdiction other than the State. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Simpson Thacher & Bartlett LLP may rely upon this opinion to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to (i) the Trustee’s relying on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of State law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Yours very truly,

/s/ Parker Poe Adams & Bernstein LLP

PARKER POE ADAMS & BERNSTEIN LLP

Schedule I

NON-SOUTH CAROLINA GUARANTORS

Center for Comprehensive Services, Inc.

Cornerstone Living Skills, Inc.

Family Advocacy Services, LLC

First Step Independent Living Program, Inc.

Homework Center, Inc.

Horrigan Cole Enterprises, Inc.

Illinois Mentor, Inc.

Loyd’s Liberty Homes, Inc.

Massachusetts Mentor, Inc.

Mentor Management, Inc.
Mentor Maryland, Inc.

National Mentor, LLC

National Mentor Healthcare, LLC

National Mentor Holdings, LLC

National Mentor Services, Inc.

National Mentor Services, LLC

Ohio Mentor, Inc.

REM Arizona Rehabilitation, Inc.

REM Arrowhead, Inc.

REM Central Lakes, Inc.

REM Colorado, Inc.

REM Community Options, Inc.

REM Community Payroll Services, LLC

REM Connecticut Community Services, Inc.

REM Consulting & Services, Inc.

REM Consulting of Ohio, Inc.

REM Developmental Services, Inc.

REM Health, Inc.

REM Health of Iowa, Inc.

REM Health of Nebraska, LLC

REM Health of Wisconsin, Inc.

REM Health of Wisconsin II, Inc.

REM Heartland, Inc.

REM Hennepin, Inc.

REM Home Health, Inc.

REM, Inc.

REM Indiana Community Services, Inc.

REM Indiana Community Services II, Inc.

REM Indiana, Inc.

REM Iowa Community Services, Inc.

REM Iowa, Inc.

REM Management, Inc.

REM Maryland, Inc.

REM Minnesota Community Services, Inc.

REM Minnesota, Inc.

REM Nevada, Inc.

REM New Jersey, Inc.

REM North Dakota, Inc.

REM North Star, Inc.

REM Ohio, Inc.

REM Ohio Waivered Services, Inc.

REM Pennsylvania Community Services, Inc.

REM Ramsey, Inc.

REM River Bluffs, Inc.

REM South Central Services, Inc.

REM Southwest Services, Inc.

REM Utah, Inc.

REM West Virginia, Inc.

REM Wisconsin, Inc.

REM Wisconsin II, Inc.

REM Wisconsin III, Inc.

REM Woodvale, Inc.

Unlimited Quest, Inc.